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                               CERTIFICATE OF AMENDMENT

                                          OF

                             CERTIFICATE OF INCORPORATION

                                          OF

                               TORREY INVESTMENTS INC.


         Torrey Investments Inc., a corporation incorporated on the 28th day of January, 1991, pursuant to the provisions of the General Corporation Law of the State of Delaware:

         FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article Fourth of the Certificate of Incorporation of said corporation to increase the total number of shares which the corporation shall have the authority to issue from 11,000 shares, of which 10,000 shares of the par value of $.01 per share are designated as "Common Stock" and 1,000 shares of par value of $.01 per share shall be designated as "Class B Common Stock," so that as amended, the first paragraph of said Article shall read as follows:

              "FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,500,000 shares, of which 1,300,000 shares of the par value of $.01 per share shall be designated as "Common Stock" and 200,000 shares of the par value of $.01 per share shall be designated as "Class B Common Stock." The powers, preferences and rights of the Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be identical in all respects, except as otherwise required by law and except as follows:"

         SECOND. The foregoing amendment was duly adopted pursuant to a written consent by the holder of a majority of the voting power of the outstanding shares of stock entitled to vote thereon and a majority of the voting rights of the outstanding shares of stock of each class entitled to vote thereon as a class in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Torrey Investments Inc. has caused this certificate to be signed by Terence J. Gooding, its President, and attested by Vickie L. Capps, its Secretary, this 21st day of September, 1995.

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                             TORREY INVESTMENTS INC.


                             By:   /s/ Terence J. Gooding
                                -------------------------------------
                                     President


                         Attest:   /s/ Vickie L. Capps
                                -------------------------------------
                                     Secretary


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